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                                                                  Exhibit (3a)

                             SARA LEE CORPORATION
                            ARTICLES OF AMENDMENT


Sara Lee Corporation, a Maryland corporation, having its principal office in Chicago, Illinois (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The charter of the Corporation is hereby amended by striking out paragraph (a) of ARTICLE FIFTH of the Articles of Incorporation and inserting the following:

        "FIFTH: AUTHORIZED:

        The total number of shares of all classes which the Corporation has authority to issue is Six Hundred Thirteen Million Five Hundred Thousand (613,500,000), consisting of the following number of shares of the following classes:

        (a) The Common Stock. Six Hundred Million (600,000,000) shares of Common Stock of the par value of One Dollar and Thirty-three and One-third Cents ($1.33-1/3) per share, having an aggregate par value, of $800,000,000 and"

SECOND: The board of directors of the Corporation, at a meeting duly convened and held on August 27, 1992, adopted a resolution in which set forth the foregoing amendment to the charter, declaring that the said amendment of the charter as proposed was advisable and directing that it be submitted for action thereon by the stockholders of the Corporation at the annual meeting of stockholders to be held on October 29, 1992.

THIRD: Notice of the said annual meeting setting forth a summary of the changes to be effected by said amendment of the charter and stating that a purpose of the said annual meeting of stockholders would be to take action thereon was given, as required by law, to all stockholders entitled to vote thereon. The amendment of the charter of the Corporation, as hereinabove set forth, was approved by the stockholders of the Corporation at said annual meeting of stockholders by an affirmative vote in excess of two-thirds (2/3) of all the issued and outstanding shares of Common Stock of the Corporation entitled to vote thereon.

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FOURTH:  The amendment of the charter of the Corporation, as hereinabove set forth, has been duly advised by the board of directors and approved by the stockholders of the Corporation.

FIFTH: (a) The total number of all classes of stock which the Corporation was heretofore authorized to issue is Three Hundred and Thirteen Million, Five Hundred Thousand (313,500,000) of capital stock, divided into Three Hundred Million (300,000,000) shares of Common Stock of the par value one Dollar and Thirty-Three and One-third Cents ($1.33-1/3) per share, having the aggregate par value $400,000,000; Twelve Million (12,000,000) shares of Preferred Stock, without par value, and One Million Five Hundred Thousand (1,500,000) shares of Convertible Adjustable Preferred Stock, without par value.

(b) The total number of shares as increased and the number and par value of the shares of each class are as set forth in Article FIFTH of the Articles of Amendment of the Corporation, as amended by these Articles of Amendment.

(c) The preferences, rights, voting powers, restrictions and qualifications of the Common Stock as increased are as set forth in the Articles of Incorporation of the Corporation, as heretofore amended; and the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, the unclassified shares of Preferred Stock will be fixed prior to issuance by the board of directors in conformity with the provisions of the Articles of Incorporation, as amended, which shall be applicable generally to all such shares, pursuant to the authority and power therein conferred upon the board of directors and will be set forth in Articles Supplementary, as provided in the Maryland General Corporation Law.

(d) The description of the Convertible Adjustable Preferred Stock, with its preferences, voting powers, restrictions and qualifications thereof, are set forth in the Articles Supplementary to the Charter of the Corporation dated September 20, 1983, and filed with and approved for record by the State Department of Assessments and Taxation on September 22, 1983, and sets forth the classification by the board of directors of the Corporation a total of One Million Five Hundred Thousand (1,500,000) shares of the then authorized Four Million (4,000,000) shares of Preferred Stock, without par value.

SIXTH: The Articles of Amendment shall become effective upon filing.

IN WITNESS WHEREOF, SARA LEE CORPORATION, has caused these presents to be signed in its name and on its behalf by its Senior Vice President

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and its corporate seal to be hereunto affixed and attested by its Assistant
Secretary, on October 30, 1992.

SARA LEE CORPORATION



/s/ Gordon H. Newman
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Gordon H. Newman
Senior Vice President

ATTEST:



/s/ Ronald L. Scherubel
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Ronald L. Scherubel
Assistant Secretary

SEAL

ACKNOWLEDGMENT

The undersigned, Gordon H. Newman, Senior Vice President of Sara Lee Corporation, who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under penalties of perjury.


/s/ Gordon H. Newman
- - - --------------------
Gordon H. Newman
Senior Vice President


VERIFICATION

(State of Illinois)
                  ) ss:
County of Cook    )

Gordon H. Newman, being first duly sworn on his oath states that he is Secretary of Sara Lee Corporation, that as such Secretary he acted as Secretary of the regular meeting of the Board of Directors of Sara Lee Corporation held on August 27, 1992, at Three First National Plaza, Chicago, Illinois, at which meeting a quorum of the said Board of Directors unanimously approved the foregoing Articles of Amendment, and that he acted as Secretary of the annual meeting of
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stockholders of Sara Lee Corporation on October 29, 1992, at Chicago, Illinois,
at which in excess of 2/3rds of all the outstanding shares of Common Stock approved the foregoing Articles of Amendment.

Affiant further states that the matters and facts set forth in the foregoing Articles of Amendment are true and correct in all respects.



/s/ Gordon H. Newman
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Gordon H. Newman
Secretary

I HEREBY CERTIFY that on this 30th day of October, before me, the subscriber, a Notary Public, in and for the County of Cook and State of Illinois, personally appeared Gordon H. Newman, to me known, and acknowledged the foregoing Articles of Amendment as the corporate act and deed of Sara Lee Corporation.

WITNESS my hand and Notarial Seal the day and year last above written.



/s/ Karen A. French
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Karen A. French
Notary Public

[SEAL]